SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
(X)  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            NATIONSBANK CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

NationsBank



                                                            March 20, 1998




        To the Shareholders of
        NationsBank Corporation:


        In connection with the Annual Meeting of Shareholders to be held on April 22, 1998, we enclose a Notice of the Meeting, a Proxy Statement containing information about matters which are to be considered at this meeting, and a form of proxy relating to those matters.


        Detailed information relating to the Corporation's activities and operating performance is contained in our 1997 Annual Report on Form 10-K, which is also enclosed.


        You are cordially invited to attend the Annual Meeting of Shareholders. Please sign and return the form of proxy in the enclosed postage-paid envelope so that your shares can be voted in the event you are unable to attend the meeting. If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership of shares. Your proxy may be revoked if you are present at the meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement.


        Sincerely yours,



        /s/ Hugh L. McColl, Jr.
        HUGH L. MCCOLL, JR.
        Chief Executive Officer

                            NATIONSBANK CORPORATION
                         NationsBank Corporate Center
                        Charlotte, North Carolina 28255


              --------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
              --------------------------------------------------
        To the Shareholders:


        Notice is hereby given that the Annual Meeting of Shareholders of NationsBank Corporation will be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, in the City of Charlotte, North Carolina, on Wednesday, April 22, 1998, at 11:00 A.M., local time, for the following purposes:


        1. To elect 26 directors;


        2. To consider and act upon a proposal to ratify the action of the Board of Directors in selecting Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;


        3. To consider and act upon a shareholder proposal requesting that the Corporation change the date of the Annual Meeting;


        4. To consider and act upon a shareholder proposal requesting that the Corporation not increase salaries of executive officers or grant stock options to executive officers and directors in the event the dividend is reduced;


        5. To consider and act upon a shareholder proposal requesting that the Board adopt a specific definition of independence for members of the compensation committee; and


        6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


        The Board of Directors has fixed the close of business on March 6, 1998 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.


        The Board of Directors would appreciate your signing and returning the accompanying form of proxy promptly, so that if you are unable to attend your shares can nevertheless be voted at the meeting.


                                                 HUGH L. MCCOLL, JR.
                                                 Chief Executive Officer


     March 20, 1998

                               IMPORTANT NOTICE

                    Please Sign and Mail Your Proxy Promptly

                            NATIONSBANK CORPORATION
                         NationsBank Corporate Center
                        Charlotte, North Carolina 28255
                              -------------------
                                PROXY STATEMENT
                             -------------------
This statement and the accompanying notice and form of proxy are furnished in connection with the solicitation by the Board of Directors (the "Board") of NationsBank Corporation (the "Corporation" or "NationsBank") of proxies to be used at the Annual Meeting of Shareholders of the Corporation to be held on April 22, 1998, at 11:00 A.M., local time, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina and at any adjournment or adjournments thereof (the "Annual Meeting"). This statement and the accompanying notice and form of proxy are first being mailed to shareholders on or about March 20, 1998.

The accompanying form of proxy is for use at the Annual Meeting if a shareholder will be unable to attend in person. The proxy may be revoked by the shareholder at any time before it is exercised, by submitting to the Secretary of the Corporation written notice of revocation, a properly executed proxy of a later date or by attending the meeting and voting in person. All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted in favor of:

1. The election to the Board of the 26 nominees named in this Proxy Statement;
   and

2. The ratification of the Board's selection of Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year;

and against:

3. The shareholder proposal requesting that the Corporation change the date of the Annual Meeting;

4. The shareholder proposal requesting that the Corporation not increase salaries of executive officers or grant stock options to executive officers and directors in the event the dividend is reduced; and

5. The shareholder proposal requesting that the Board adopt a specific definition of independence for members of the compensation committee.

The entire cost of soliciting proxies will be borne by the Corporation. In addition to the solicitation of proxies by mail, the Corporation will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Corporation will reimburse such record holders for their reasonable expenses in so doing. The Corporation has agreed to pay Georgeson & Company Inc. $10,000 plus expenses to assist it in soliciting proxies from banks, brokers and nominees. The Corporation may also use several of its regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, telegram, facsimile or special delivery letter.

Pursuant to the North Carolina Business Corporation Act, March 6, 1998 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record at the close of business on that date of the Corporation's Common Stock (the "Common Stock"), its 7% Cumulative Redeemable Preferred Stock, Series B (the "Series B Stock"), and its ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock"), will be entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock, Series B Stock and ESOP Preferred Stock will vote together without regard to class upon the matters currently expected to come before the meeting.

There are 962,209,252 outstanding shares of Common Stock, 9,341 outstanding shares of Series B Stock, and 2,146,914 outstanding shares of ESOP Preferred Stock entitled to vote at the Annual Meeting. Each of the shares of Common Stock and Series B Stock is entitled to one vote, and each share of ESOP Preferred Stock is entitled to two votes. In accordance with North Carolina law, votes withheld from director nominees and abstentions from voting will be counted for purposes of determining whether a quorum exists at the Annual Meeting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

Directors will be elected by a plurality of the votes cast, and, in accordance with North Carolina law, cumulative voting is not permitted. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of the other matters requires the affirmative vote of the holders of a majority of the Common Stock, Series B Stock and ESOP Preferred Stock voted with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the adoption of any such proposal.


ELECTION OF DIRECTORS

The Board has set the number of directors at 26. The persons named in the accompanying proxy will vote only for the 26 named nominees, except to the extent authority to so vote is withheld for one or more nominees. In the event of an unexpected vacancy, shares of Common Stock, Series B Stock and ESOP Preferred Stock will be voted for the election of a substitute nominee selected by the persons named in the proxy. Each director is elected to serve until the next annual meeting of shareholders or until a successor shall be elected and shall qualify.

Set forth below are each nominee's name, age, current principal occupation (which has continued for at least five years unless otherwise indicated), the year each incumbent was first elected to the Board, all positions and offices presently held with the Corporation, 1997 attendance record at Board meetings and at meetings of committees of the Board of which the nominee was a member, and directorships in other publicly-held companies. None of the nominees or current directors is related by blood, marriage or adoption (not more remote than first cousin) to any other nominee, director or executive officer of the Corporation.

The Board recommends a vote "FOR" all of the below-listed nominees for election as directors.




(Photo) RAY C. ANDERSON (63), Chairman and Chief Executive Officer, Interface, Inc., Atlanta, Georgia, a manufacturer and distributor of carpet tiles, broadloom carpets, interior fabrics, chemical products and architectural products. He served as President of Interface, Inc. until March 1997. He has been a director of the Corporation since July 1996 and is a member of the asset quality review committee. During 1997, Mr. Anderson attended 8 out of 9 Board meetings and 7 out of 8 meetings of the committee of the Board on which he served. He also serves as a director of Interface, Inc.




(Photo) RITA BORNSTEIN (62), President, Rollins College, Winter Park, Florida, an independent comprehensive liberal arts college with campuses in Winter Park and Melbourne, Florida. Dr. Bornstein was a director of Barnett Banks, Inc. from 1991 until January 9, 1998 when it was merged with the Corporation at which time she was elected as a director of the Corporation. Dr. Bornstein also has been elected to serve as a member of the contributions committee. She also serves as a director of Tupperware Corporation.




(Photo) B.A. BRIDGEWATER, JR. (64), Chairman, President and Chief Executive Officer, Brown Group, Inc., St. Louis, Missouri, footwear. He has been a director of the Corporation since January 1997 and is a member of the audit committee. During 1997, Mr. Bridgewater attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Brown Group, Inc., EEX Corporation and FMC Corporation.

(Photo) THOMAS E. CAPPS (62), Chairman of the Board, President and Chief Executive Officer, Dominion Resources, Inc., Richmond, Virginia, an electric utility holding company. He served as President of Dominion Resources, Inc. from 1986 until August 1994 and was re-elected President in September 1995. He was named Chairman of the Board of Dominion Resources, Inc. in December 1992. He also served as Chairman of the Board of Virginia Electric and Power Company, an electric utility, from December 1992 until August 1994, and was re-elected to that position in September 1997. He has been a director of the Corporation since 1993 and is a member of the asset quality review committee. During 1997, Mr. Capps attended 7 out of 9 Board meetings and 7 out of 8 meetings of the committee of the Board on which he served. He also serves as a director of Dominion Resources, Inc., Virginia Electric and Power Company and Bassett Furniture Industries, Inc.



(Photo) ALVIN R. CARPENTER (56), President and Chief Executive Officer, CSX Transportation, Inc., Jacksonville, Florida, a transportation company. Mr. Carpenter was a director of Barnett Banks, Inc. from 1994 until January 9, 1998 when it was merged with the Corporation at which time he was elected as a director of the Corporation. Mr. Carpenter also has been elected to serve as a member of the audit committee. He also serves as a director of American Heritage Life Insurance Company, Florida Rock Industries, Inc., Regency Realty Corporation and Stein Mart, Inc.




(Photo) CHARLES W. COKER (64), Chairman and Chief Executive Officer, Sonoco Products Company, Hartsville, South Carolina, a manufacturer of paper and plastic products. He has been a director of the Corporation since 1969 and is chairman of the compensation, nominating and stock option committees and a member of the executive committee. During 1997, Mr. Coker attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Sonoco Products Company, Carolina Power and Light Company, Sara Lee Corporation and Springs Industries, Inc.



(Photo) THOMAS G. COUSINS (66), Chairman and Chief Executive Officer, Cousins Properties Incorporated, Atlanta, Georgia, a real estate development company. He has been a director of the Corporation since 1993 and is a member of the executive and nominating committees. During 1997, Mr. Cousins attended 8 out of 9 Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Cousins Properties Incorporated and Shaw Industries, Inc.




(Photo) ANDREW B. CRAIG, III (66), Chairman of the Board, NationsBank Corporation, Charlotte, North Carolina. He was Chairman of the Board and Chief Executive Officer of Boatmen's Bancshares, Inc. from 1989 until January 7, 1997 when Boatmen's Bancshares, Inc. was merged with the Corporation at which time he was elected as chairman and a director of the Corporation. He also served as President of Boatmen's Bancshares, Inc. from 1985 to 1994 and as a director since 1985. Mr. Craig is a member of the executive committee. During 1997, Mr. Craig attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Grupo Modelo and Laclede Gas Company.

(Photo) ALAN T. DICKSON (66), Chairman, Ruddick Corporation, Charlotte, North Carolina, a diversified holding company. He served as President of Ruddick Corporation until February 1994. He has been a director of the Corporation since 1969 and is a member of the executive and nominating committees. During 1997, Mr. Dickson attended 8 out of 9 Board meetings and 8 out of 9 meetings of committees of the Board on which he served. He also serves as a director of Ruddick Corporation, Bassett Furniture Industries, Inc., Lance, Inc. and Sonoco Products Company.




(Photo) PAUL FULTON (63), Chairman and Chief Executive Officer, Bassett Furniture Industries, Inc., Winston-Salem, North Carolina, a furniture manufacturer. He has been in his present position since August 1997 and was Dean, Kenan-Flagler Business School, University of North Carolina from January 1994 until August 1997. Prior to that time he served as President of Sara Lee Corporation, a consumer goods company, until June 1993. He has been a director of the Corporation since 1993 and is a member of the executive committee. During 1997, Mr. Fulton attended 8 out of 9 Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Bassett Furniture Industries, Inc., The Cato Corporation, Hudson's Bay Company, Lowe's Companies, Inc. and Sonoco Products Company.



(Photo) JAMES H. HANCE, JR. (53), Vice Chairman and Chief Financial Officer, NationsBank Corporation, Charlotte, North Carolina. Mr. Hance has served as Vice Chairman since October 1993, as Chief Financial Officer since August 1988 and also served as Executive Vice President from March 1987 to October 1993. He was elected as a director of the Corporation in December 1997. He also serves as a director of Caraustar Industries, Inc., Family Dollar Stores, Inc., Lance, Inc. and Summit Properties, Inc.




(Photo) C. RAY HOLMAN (55), Chairman of the Board and Chief Executive Officer, Mallinckrodt Inc., St. Louis, Missouri, a provider of health care products and specialty chemicals. He has been a director of the Corporation since January 1997 and is a member of the asset quality review committee. During 1997, Mr. Holman attended 8 out of 9 Board meetings and 7 out of 8 meetings of the committee of the Board on which he served. He also serves as a director of Laclede Gas Company and Mallinckrodt Inc.




(Photo) W. W. JOHNSON (67), Chairman of the Executive Committee, NationsBank Corporation, Charlotte, North Carolina. He served as Chairman of the Board and Chief Executive Officer of Bankers Trust of South Carolina from 1980 until its merger with the Corporation in 1986. He has been a director of the Corporation since 1986 and is chairman of the executive committee. During 1997, Mr. Johnson attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Alltel Corporation, Duke Energy Corporation and The Liberty Corporation.



(Photo) KENNETH D. LEWIS (50), President, NationsBank Corporation, Charlotte, North Carolina. Mr. Lewis has been in his present position since October 1993 and, prior to that time, served as President of the Corporation's General Bank. He was elected as a director of the Corporation in December 1997. He also serves as a director of Health Management Associates.

(Photo) HUGH L. McCOLL, JR. (62), Chief Executive Officer, NationsBank Corporation, and Chief Executive Officer of each of its subsidiary banks, Charlotte, North Carolina. He also served as Chairman of the Board of the Corporation from 1983 until December 31, 1991 and from December 31, 1992 until January 7, 1997. He has been a director of the Corporation since 1972 and is a member of the contributions, executive and nominating committees. During 1997, Mr. McColl attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of CSX Corporation, Jefferson-Pilot Corporation, Jefferson-Pilot Life Insurance Company, Ruddick Corporation and Sonoco Products Company.




(Photo) RUSSELL W. MEYER, JR. (65), Chairman and Chief Executive Officer, The Cessna Aircraft Company, Wichita, Kansas, a manufacturer of general aviation aircraft. He has been a director of the Corporation since January 1997 and is a member of the asset quality review committee. During 1997, Mr. Meyer attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Western Resources, Inc.

(Photo) RICHARD B. PRIORY (51), Chairman and Chief Executive Officer, Duke Energy Corporation, Charlotte, North Carolina, a public utility. Mr. Priory has been in his present position since June 1997 and prior to that time served as President and Chief Operating Officer, Duke Power Company, the predecessor of Duke Energy Corporation, from 1994 and as Executive Vice President, Power Generation Group, Duke Power Company from 1991 to 1994. He has been a director of the Corporation since January 1997 and is a member of the audit committee. During 1997, Mr. Priory attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Duke Energy Corporation and Dana Corporation.



(Photo) CHARLES E. RICE (62), Officer, NationsBank Corporation, Charlotte, North Carolina. Mr. Rice was Chairman and Chief Executive Officer of Barnett Banks, Inc. prior to its merger with the Corporation on January 9, 1998. He served as a director of Barnett Banks, Inc. from 1972 until January 9, 1998 at which time he was elected as a director of the Corporation. Mr. Rice also has been elected to serve as a member of the executive committee. He also serves as a director of CSX Corporation, Post Properties, Inc. and Sprint Corporation.




(Photo) JOHN C. SLANE (69), President, Slane Hosiery Mills, Inc., High Point, North Carolina, a manufacturer of textile products. He has been a director of the Corporation since 1969 and is a member of the audit, compensation and stock option committees. During 1997, Mr. Slane attended 8 out of 9 Board meetings and 8 out of 9 meetings of committees of the Board on which he served.

(Photo) O. TEMPLE SLOAN, JR. (59), Chairman and Chief Executive Officer, General Parts, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since October 1996 and is a member of the audit committee. During 1997, Mr. Sloan attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of General Parts, Inc. and the Chairman of the Board of Highwoods Properties, Inc.




(Photo) MEREDITH R. SPANGLER (60), Trustee and Board Member, Charlotte, North Carolina. She is a director of C. D. Spangler Construction Company and is Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is chairman of the contributions committee and a member of the asset quality review committee. During 1997, Mrs. Spangler attended all Board meetings and all meetings of committees of the Board on which she served.




(Photo) ALBERT E. SUTER (62), Senior Vice Chairman and Chief Administrative Officer, Emerson Electric Co., St. Louis, Missouri, a manufacturer of electrical and electronic products. He has been in his present position since October 1997 and prior to that time served as Senior Vice Chairman and Chief Operating Officer, Emerson Electric Co. He has been a director of the Corporation since January 1997 and is a member of the compensation and stock option committees. During 1997, Mr. Suter attended 8 out of 9 Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Emerson Electric Co. and Furniture Brands International.



(Photo) RONALD TOWNSEND (56), Communications Consultant, Jacksonville, Florida. He has been in his present position since September 1997, and prior thereto served as Chairman, US FiberOptics Corporation, a provider of fiber optics technology, from October 1996. He served as President Gannett Television, Gannett Company, Inc. from 1989 until October 1996. He has been a director of the Corporation since 1993 and is a member of the audit and contributions committees. During 1997, Mr. Townsend attended all Board meetings and all meetings of committees of the Board on which he served. He also serves as a director of Alltel Corporation.



(Photo) JACKIE M. WARD (59), President and Chief Executive Officer, Computer Generation Incorporated, Atlanta, Georgia, a computer software company. She has been a director of the Corporation since 1994 and is chairman of the asset quality review committee. During 1997, Ms. Ward attended all Board meetings and all meetings of the committee of the Board on which she served. She also serves as a director of Matria Healthcare, Inc., SCI Systems, Inc. and Trigon Blue Cross Blue Shield.




(Photo) JOHN A. WILLIAMS (54), Chairman and Chief Executive Officer, Post Properties, Inc., Atlanta, Georgia, a real estate development and management company. Mr. Williams was a director of Barnett Banks, Inc. from 1987 until January 9, 1998 when it was merged with the Corporation at which time he was elected as a director of the Corporation. Mr. Williams also has been elected to serve as a member of the compensation and stock option committees. He also serves as a director of Post Properties, Inc. and Crawford & Company.

(Photo) VIRGIL R. WILLIAMS (58), Chairman and Chief Executive Officer, Williams Group International, Inc., Stone Mountain, Georgia, an industrial and environmental contracting company. He became Chief Executive Officer of Williams Group International in July 1996. He also serves as President of Williams Communications, Inc., a publishing company. Prior to its acquisition by the Corporation in January 1996, Mr. Williams had served as a director of Bank South Corporation since 1987. He has been a director of the Corporation since April 1996 and is a member of the audit committee. During 1997, Mr. Williams attended all Board meetings and all meetings of the committee of the Board on which he served. He also serves as a director of Law Companies Group, Inc.


Security Ownership of Certain Beneficial Owners and Management

As of December 31, 1997, the Corporation had issued and outstanding three classes of voting securities: the Common Stock, the Series B Stock and the ESOP Preferred Stock. As of such date, no persons were known to own beneficially 5% or more of the Common Stock or the ESOP Preferred Stock. All of the shares of ESOP Preferred Stock outstanding were held of record by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as trustee of the ESOP Trust Agreement executed in connection with the Corporation's Retirement Savings Plan (the "Trustee"). The following table sets forth as of December 31, 1997, the name and address of each beneficial owner of more than 5% of the Series B Stock known to the Board, showing the amount and nature of such beneficial ownership.



Name and Address                                Amount and Nature         Percent
of Beneficial Owner                        of Beneficial Ownership (1)    of Class
----------------------------------------- ----------------------------- -----------
Carolyn C. Glassman & Albert Irl Dubinsky
  TR UA DTD April 8, 1982
  Carolyn Glassman Trust
  1815 Locust Street
  St. Louis, MO 63103 ...................         2,018 shares              21.60%
Mabel B. Howard
  315 North 14th Street
  Mount Vernon, IL 62864 ................         1,096 shares              11.73%
Helen Lucille Powers
  835 North 27th Street
  Mount Vernon, IL 62864 ................          975 shares               10.43%

---------
(1) All shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

In connection with the acquisition of Barnett Banks, Inc. on January 9, 1998, the Corporation issued the NationsBank Corporation $2.50 Cumulative Convertible Preferred Stock, Series BB, a non-voting class of securities. As of January 9, 1998, no executive officer or director of the Corporation owned any shares of this series of preferred stock.

The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of December 31, 1997 by: (i) each director and nominee for director of the Corporation; (ii) each executive officer of the Corporation named in the Summary Compensation Table; and (iii) all directors and executive officers of the Corporation as a group.



                                                                   Amount and Nature            Percent
Name                                                       of Beneficial Ownership (1)(2)(3)    of Class
--------------------------------------------------------- ----------------------------------- -----------
Ray C. Anderson .........................................                  25,080                    (4)
William M. Barnhardt (5) ................................                  57,880                    (4)
Rita Bornstein (6) ......................................                  16,806                    (4)
B.A. Bridgewater, Jr. (7) ...............................                  27,081                    (4)
Thomas E. Capps (8) .....................................                   3,909                    (4)
Alvin R. Carpenter (9) ..................................                  20,819                    (4)
Charles W. Coker (10) ...................................                 100,046                    (4)
Thomas G. Cousins .......................................                  88,682                    (4)
Andrew B. Craig, III (11) ...............................                 621,759                    (4)
Alan T. Dickson (12) ....................................                 117,729                    (4)
Paul Fulton (13) ........................................                   8,969                    (4)
James H. Hance, Jr. (14) ................................                 450,243                    (4)
C. Ray Holman ...........................................                   4,470                    (4)
W. W. Johnson ...........................................                 122,825                    (4)
Kenneth D. Lewis (15) ...................................                 409,117                    (4)
Hugh L. McColl, Jr. .....................................                 793,679                    (4)
Russell W. Meyer, Jr. (16) ..............................                 301,345                    (4)
Richard B. Priory .......................................                   1,553                    (4)
Charles E. Rice (17) ....................................               2,276,964                    (4)
John C. Slane (18) ......................................                  71,035                    (4)
O. Temple Sloan, Jr. ....................................                  36,776                    (4)
John W. Snow ............................................                   4,164                    (4)
Meredith R. Spangler (19) ...............................              16,002,882                   2.26%
Albert E. Suter .........................................                   6,453                    (4)
Ronald Townsend .........................................                   2,560                    (4)
F. William Vandiver, Jr. (20) ...........................                 241,174                    (4)
Jackie M. Ward ..........................................                   2,898                    (4)
John A. Williams (21) ...................................                  94,224                    (4)
Virgil R. Williams (22) .................................                 783,904                    (4)
All directors, nominees and executive officers as a group
  (30 persons) (23) .....................................              22,981,657                   3.23%

---------
(1) All shares of Common Stock indicated in the above table are subject to the sole investment and voting power of the directors and officers, except as otherwise set forth in the footnotes below.
(2) As of December 31, 1997, none of the listed individuals beneficially owned shares of ESOP Preferred Stock, except Messrs. Hance, Johnson, Lewis, McColl and Vandiver, each of whom owned 205 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. All executive officers as a group owned 1,230 shares of ESOP Preferred Stock, which is less than 1% of the outstanding shares of ESOP Preferred Stock. The ESOP Preferred Stock is held of record by the Trustee. Subject to the terms and provisions of the trust, the Trustee has sole investment power with respect to all shares of ESOP Preferred Stock. It votes shares of ESOP Preferred Stock that have been allocated to individual accounts in accordance with the participants' instructions, and it votes allocated shares of ESOP Preferred Stock as to which no instructions are received together with unallocated shares in the same proportion as the shares for which voting instructions are received are voted.
(3) Includes, as of January 9, 1998, the following number of units of Common Stock equivalents held by nonemployee directors who have elected to defer payment of a portion of their annual retainer under the NationsBank Corporation Director Deferral Plan (the "Director Deferral Plan"): Dr. Bornstein, 101 shares; Mr. Bridgewater, 983 shares; Mr. Carpenter, 101 shares; Mr. Cousins, 1,070 shares; Mr. Fulton, 429 shares; Mr. Holman, 1,552 shares; Mr. Meyer, 1,546 shares; Mr. Priory, 553 shares; Mr. Slane, 1,070 shares; Mrs. Spangler, 1,070 shares; Mr. Suter,

   431 shares; Ms. Ward, 1,070 shares; and Mr. John Williams, 101 shares; and all directors as a group, 10,077 shares. These units, which are held in individual accounts in each director's name, will be paid in cash upon the director's retirement based on the fair market value of the Common Stock at that time. See "Board of Directors' Compensation." Also includes the following number of shares of Common Stock which were deferred under the Barnett Banks, Inc. Directors Stock Deferral Plan: Dr. Bornstein, 6,504 shares; Mr. Carpenter, 5,512 shares; Mr. John Williams, 15,281 shares; and all directors as a group, 27,297 shares.
(4) Represents less than 1% of the outstanding shares of Common Stock.
(5) Includes 5,150 shares of Common Stock over which Mr. Barnhardt shares voting power and does not include 9,652 shares of Common Stock owned by Mr. Barnhardt's wife or 6,756 shares of Common Stock held in two trusts over which he disclaims beneficial ownership.
(6) Consists of shares of Common Stock received on January 9, 1998 in exchange for shares of common stock of Barnett Banks, Inc. and includes 5,938 shares of Common Stock which Dr. Bornstein could acquire within 60 days after January 9, 1998 through the exercise of stock options.
(7) Includes 24,672 shares of Common Stock over which Mr. Bridgewater shares voting and investment power.
(8) Includes 3,909 shares of Common Stock owned by Mr. Capp's wife over which he shares voting and investment power and does not include 1,000 shares of Common Stock owned by a subsidiary of Dominion Resources, Inc. over which Mr. Capps disclaims beneficial ownership.
(9) Consists of shares of Common Stock received on January 9, 1998 in exchange for shares of common stock of Barnett Banks, Inc. and includes 5,938 shares of Common Stock which Mr. Carpenter could acquire within 60 days after January 9, 1998 through the exercise of stock options.
(10) Includes 84,900 shares of Common Stock owned by Mr. Coker's wife over which he shares voting and investment power.
(11) Includes 333,962 shares of Common Stock which Mr. Craig could acquire within 60 days after December 31, 1997 through the exercise of stock options.
(12) Includes 4,000 shares of Common Stock held in a trust in which Mr. Dickson is a beneficiary and 103,090 shares of Common Stock over which Mr. Dickson shares voting and investment power.
(13) Does not include 200 shares of Common Stock owned by Mr. Fulton's wife over which he disclaims beneficial ownership.
(14) Includes 2,000 shares of Common Stock held jointly with Mr. Hance's wife over which he shares voting and investment power, and includes 300,000 shares of Common Stock which Mr. Hance could acquire within 60 days after December 31, 1997 through the exercise of stock options.
(15) Includes 300,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 1997 through the exercise of stock options.
(16) Includes 34,768 shares of Common Stock over which Mr. Meyer shares voting and investment power.
(17) Consists of shares of Common Stock received on January 9, 1998 in exchange for shares of common stock of Barnett Banks, Inc. and includes 1,364,320 shares of Common Stock which Mr. Rice could acquire within 60 days after January 9, 1998 through the exercise of stock options.
(18) Includes 8,538 shares of Common Stock owned by Mr. Slane's wife over which he may be deemed to have beneficial ownership.
(19) Includes 15,980,236 shares of Common Stock owned by Mrs. Spangler's husband, certain other family members for whom Mrs. Spangler's husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler's husband, over which Mrs. Spangler shares voting and investment power.
(20) Includes 150,000 shares of Common Stock which Mr. Vandiver could acquire within 60 days after December 31, 1997 through the exercise of stock options.
(21) Consists of shares of Common Stock received on January 9, 1998 in exchange for shares of common stock of Barnett Banks, Inc. and includes 5,938 shares of Common Stock which Mr. John A. Williams could acquire within 60 days after January 9, 1998 through the exercise of stock options.
(22) Includes 17,366 shares of Common Stock over which Mr. Virgil R. Williams shares voting and investment power and 3,520 shares of Common Stock which he could acquire within 60 days after December 31, 1997 through the exercise of stock options.

(23) Includes 2,629,616 shares of Common Stock which such persons could acquire within 60 days after December 31, 1997 (or January 9, 1998 in the case of Dr. Bornstein and Messrs. Carpenter, Rice and John A. Williams) through the exercise of stock options. Of these 22,981,657 shares of Common Stock, such persons had sole voting and investment power over 6,713,028 shares of Common Stock and shared voting or investment power or both over 16,268,629 shares.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and executive officers of the Corporation are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Corporation's equity securities. Except as described below, to the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, insiders of the Corporation complied with all filing requirements during the fiscal year ended December 31, 1997. Mr. Thomas
E. Capps, a director, filed a late Form 5, reporting the exempt gift of shares to his wife. Mr. Marc D. Oken, the Corporation's Chief Accounting Officer, reported on his Form 5 two discretionary transactions in his 401(k) Plan account which should have been reported on Form 4. Mr. O. Temple Sloan, Jr., a director, filed one late report on Form 4, reflecting three September 4, 1997 purchases, totaling 135 shares of Common Stock, which were inadvertently omitted from his September Form 4. Mr. Virgil R. Williams, a director, filed a late Form 5, reporting stock options that had been granted to him by Bank South Corporation, a predecessor of the Corporation.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Corporation has the following standing committees to which directors are appointed: asset quality review, audit, compensation, contributions, executive, nominating and stock option.

The audit committee, currently consisting of seven directors who are not officers of the Corporation or of a subsidiary ("Nonemployee Directors"), reviews at least semi-annually the work of the audit and credit review staffs and requires reports covering such work to be prepared. The audit committee establishes the scope and detail of the continuous audit program which is conducted by the audit staff and the credit review staff to protect against improper and unsound practices and to furnish adequate protection to all assets and records. Subject to the approval of the Board, it engages a qualified firm of certified public accountants to conduct such audit work as is necessary and receives written reports, supplemented by such oral reports as it deems necessary, from the audit firm. In addition, the General Auditor of the Corporation reports to the chairman of the audit committee on all matters relating to the Corporation. During 1997, the committee held four meetings.

The compensation committee, currently consisting of four Nonemployee Directors, provides overall guidance with respect to the establishment, maintenance and administration of the compensation programs and employee benefit plans of the Corporation. The committee monitors the salary administration program and reviews and approves salary changes, grade changes and promotions for executive officers. The joint recommendations of the compensation committee and the executive committee as to compensation of the Chief Executive Officer and any of the Corporation's directors who are also executive officers of the Corporation are subject to approval by the Board. During 1997, the committee held three meetings.

The nominating committee, currently consisting of the Chief Executive Officer and three Nonemployee Directors, reviews information assembled for the purposes of selecting candidates for nomination to membership on the Board. Following appropriate investigations, it ascertains the willingness of selected individuals to serve and extends, on behalf of the Board, invitations to become candidates. Its recommendations are presented to the Board at regularly scheduled meetings. The committee will also consider, at its regularly scheduled meetings, those recommendations by shareholders which are submitted, along with biographical and business experience information, to the Chief Executive Officer. During 1997, the committee held two meetings.


BOARD OF DIRECTORS' COMPENSATION

In 1997, the compensation for each Nonemployee Director included an annual retainer of $60,000. Under the NationsBank Corporation Directors' Stock Plan (the "Directors' Stock Plan"), $24,000 of the annual retainer was paid in shares of Common Stock and the remaining $36,000 was paid in cash. In addition, directors received an attendance fee of

$1,200 for each meeting of the Board or committee of the Board. During 1997, there were 9 meetings of the Board. The aggregate amount paid by the Corporation to directors during 1997 under these arrangements was $1,840,200.

Under the Director Deferral Plan, Nonemployee Directors may elect to defer payment of their annual retainer and attendance fees until they leave the Board. In that case, shares of Common Stock would not be issued under the Directors' Stock Plan, but instead would be credited to an account in the Nonemployee Director's name as a phantom stock unit. Subject to the terms of the Director Deferral Plan, these units would ultimately be paid in cash to the Nonemployee Director following his or her retirement from the Board (either in a single payment or installments, at the director's election) based on the fair market value of the Common Stock. There are no voting rights associated with these units.

During 1997, the Corporation paid an aggregate of $525,500 to 24 retired directors under the previously terminated NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan.


EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to each named executive officer for services rendered to the Corporation and its subsidiaries during the periods indicated.


                          Summary Compensation Table


                                                                                     Long Term
                                                                                   Compensation
                                                                            ---------------------------
                                              Annual Compensation                     Awards
                                     -------------------------------------- ---------------------------
                                                                  Other                     Securities      All Other
                                                                 Annual       Restricted    Underlying       Compen-
          Name and                      Salary      Bonus     Compensation   Stock Awards     Options        sation
     Principal Position        Year       $           $           $(1)           $(2)           (#)             $
----------------------------  ------ ----------- ----------- -------------- -------------- ------------ ----------------
 Hugh L. McColl, Jr.          1997    1,000,000   3,500,000          --                0      150,000        138,382(3)
   Chief Executive Officer    1996      900,000   3,100,000      56,007(4)             0            0        149,163
                              1995      900,000   2,600,000          --                0            0        155,855
 Andrew B. Craig, III (5)     1997      991,318   3,500,000          --       10,125,000            0         35,820(6)
   Chairman of the Board
 Kenneth D. Lewis             1997      850,000   2,200,000          --                0       90,000         38,250(7)
   President                  1996      750,000   1,850,000          --                0            0         33,750
                              1995      700,000   1,300,000          --                0      400,000         31,500
 James H. Hance, Jr.          1997      850,000   2,200,000          --                0       90,000         38,250(7)
   Vice Chairman &            1996      750,000   1,750,000          --                0            0         33,750
   Chief Financial Officer    1995      700,000   1,200,000          --                0      400,000         31,500
 F. William Vandiver, Jr.     1997      700,000   1,500,000          --                0       60,000         31,500(7)
   Chairman,                  1996      475,000   1,200,000          --                0            0         21,375
   Corporate Risk Policy      1995      400,000     625,000          --                0      200,000         18,000

---------
(1) For each year, excludes perquisites and other personal benefits, securities or property which, in the aggregate, do not exceed $50,000 for each named executive officer.

(2) On January 8, 1997, the Corporation granted 200,000 shares of restricted stock to Mr. Craig pursuant to his employment agreement described on page
    14. The value shown for these shares is based on the closing price of $50.625 per share on January 8, 1997. All 200,000 shares will vest on his retirement. Mr. Craig has the right to receive dividends on these shares prior to vesting. As of December 31, 1997, the named executive officers held the following numbers of shares of restricted stock with the following values (based on the closing price of $60.8125 per share on December 31, 1997): Mr. McColl -- 280,000 shares valued at $17,027,500 and Mr. Craig -- 200,000 shares valued at $12,162,500.

(3) For 1997, consists of matching contributions by the Corporation under certain defined contribution plans in the amount of $45,000 and the value of certain premiums paid by the Corporation under a split dollar life insurance arrangement in the amount of $93,382.

(4) Includes imputed income for personal travel in the amount of $22,500 and tax preparation in the amount of $28,919.

(5) Mr. Craig was not an employee of the Corporation in 1996 and 1995.

(6) For 1997, consists of matching contributions by the Corporation under certain defined contribution plans in the amount of $4,750 and premiums paid by the Corporation for term-life insurance coverage under an executive life insurance program in the amount of $31,070.

(7) For 1997, consists of matching contributions by the Corporation under certain defined contribution plans.

The following tables show the number and value of options granted in 1997 and the value realized upon exercise of options during 1997 and certain information about unexercised options at year-end with respect to the named executive officers.

                     Option Grants in Last Fiscal Year (1)



                                          Individual Grants
-----------------------------------------------------------------------------------------------------
                            Number of Securities    Percent of Total       Exercise                     Grant Date
                                 Underlying        Options Granted to       Price        Expiration      Present
Name                         Options Granted (#)    Employees in 1997   ($ per Share)       Date        Value $(2)
-------------------------- ---------------------- -------------------- --------------- -------------- -------------
Hugh L. McColl, Jr.               150,000                  0.72%          $ 65.375     July 1, 2007    $2,739,900
Andrew B. Craig, III                    0                    --                 --          --                  0
Kenneth D. Lewis                   90,000                  0.43%          $ 65.375     July 1, 2007    $1,643,940
James H. Hance, Jr.                90,000                  0.43%          $ 65.375     July 1, 2007    $1,643,940
F. William Vandiver, Jr.           60,000                  0.29%          $ 65.375     July 1, 2007    $1,095,960

---------
(1) The material terms of all option grants to named executive officers during 1997 are as follows: (i) all options are nonqualified stock options; (ii) all have an exercise price equal to the fair market value of $65.375 on the date of grant; (iii) all have a 10 year term and become exercisable as follows: one-third on July 1, 1998, one-third on July 1, 1999 and one-third on July 1, 2000; (iv) all continue to be exercisable following termination of employment in certain circumstances; and (v) all are otherwise subject to the terms and provisions of the NationsBank Corporation Key Employee Stock Plan (the "Stock Plan").

(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming (i) an expected volatility of 0.278; (ii) an expected dividend yield of 3.50%; (iii) a risk-free interest rate of 6.29%; (iv) an option term of 7 years; and (v) no discounts for non-transferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
                                    Values



                                                              Number of Securities
                                                             Underlying Unexercised     Value of Unexercised In-the-
                                 Options Exercised                 Options on                 Money Options on
                                    During 1997                 December 31, 1997         December 31, 1997 ($)(1)
                           ------------------------------ ----------------------------- ----------------------------
                               Shares
                             Acquired On   Value Realized
Name                        Exercise (#)       ($)(2)      Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------------- -------------- --------------- ------------- --------------- ------------- --------------
Hugh L. McColl, Jr.                 0                0             0        150,000               0              0
Andrew B. Craig, III           60,010        2,762,110       333,962              0      13,520,954              0
Kenneth D. Lewis                    0                0       300,000        190,000      10,200,000      3,400,000
James H. Hance, Jr.                 0                0       300,000        190,000      10,200,000      3,400,000
F. William Vandiver, Jr.            0                0       150,000        110,000       5,100,000      1,700,000

---------
(1) Value represents the difference between the exercise price and the market value of Common Stock of $60.8125 on December 31, 1997. An option is "in-the-money" if the market value of Common Stock exceeds the exercise price. Options that are not "in-the-money" as of December 31, 1997 are not included.

(2) Value represents fair market value at exercise minus the exercise price.

RETIREMENT PLANS

The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of the Corporation's qualified and nonqualified defined benefit plans.

                             Pension Plan Table(1)



                                 Annual Benefits Upon Retirement
                                 With Years of Service Indicated
                            ------------------------------------------
                                                            15 Years
 Average Annual Earnings       5 Years       10 Years        or More
-------------------------   ------------   ------------   ------------
      $   1,000,000          $  200,000     $  400,000     $  600,000
          1,500,000             300,000        600,000        900,000
          2,000,000             400,000        800,000      1,200,000
          2,500,000             500,000      1,000,000      1,500,000
          3,000,000             600,000      1,200,000      1,800,000
          3,500,000             700,000      1,400,000      2,100,000
          4,000,000             800,000      1,600,000      2,400,000
          4,500,000             900,000      1,800,000      2,700,000
          5,000,000           1,000,000      2,000,000      3,000,000

---------
(1) The table sets forth the combined benefits payable under the NationsBank Pension Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Retirement Plan, the NationsBank Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan and Social Security. Messrs. McColl, Lewis, Hance and Vandiver each participate in the three plans of the Corporation listed above. Mr. Craig will receive annual pension benefits pursuant to his employment agreement described on page 14.

A participant's "average annual earnings" means the average of the five highest years of the participant's salary and bonuses during his last ten years of employment. The "salary" and "bonuses" used to determine a participant's "average annual earnings" are the same as the salary and bonuses disclosed in the "Salary" and "Bonus" columns of the Summary Compensation Table. The table describes annual benefits payable in the form of a joint and 75% survivor annuity beginning at normal retirement. For purposes of the table, normal retirement means a participant's separation from service following either (1) attainment of age 62 or (2) attainment of age 60 with 20 years of service. A person who retires before normal retirement may be entitled to reduced benefits under the plans depending on the participant's age and years of service.

As of December 31, 1997, Messrs. McColl, Lewis, Hance and Vandiver had the following amounts of "average annual earnings" and completed years of service:
Mr. McColl -- $3,520,000 and 38 years; Mr. Lewis -- $2,150,000 and 28 years;
Mr. Hance -- $2,095,000 and 10 years; and Mr. Vandiver -- $1,380,000 and 30 years.


DEFERRED COMPENSATION PLAN

Messrs. McColl, Lewis and Vandiver also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the "Deferred Compensation Plan") which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his deferrals, along with interest, following the participant's termination of employment. The annual rate of interest depends on the participant's age and years of service at termination and will be approximately 13% (in the case of normal retirement or "special" early retirement), 11% (in the case of "regular" early retirement) or 8% (in the case of termination prior to "regular" early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; "special" early retirement means termination of employment following attainment of age 55 with 20 years of service; and "regular" early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant's "regular" early retirement benefit (or the participant's "special" early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for "regular" early retirement may, in effect, receive a return on the participant's deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for "regular" early retirement.


SPECIAL COMPENSATION ARRANGEMENTS

Benefit Security Trust

The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the "Trust") which is a "grantor trust" under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation, including generally all of the Corporation's nonqualified defined contribution and defined benefit plans, with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust by the Corporation and its participating subsidiaries are discretionary from time to time. In that regard, the Corporation has made cumulative contributions of $138.2 million to the Trust through December 31, 1997. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an "Event of Insolvency" (as such term is defined in the Trust). The market value of assets held in the Trust as of December 31, 1997 was $171.1 million. In addition, certain nonqualified retirement benefits for Mr. Craig are covered by a separate benefit security trust established by Boatmen's Bancshares, Inc., a predecessor of the Corporation, dated December 31, 1993.


Employment Agreement with Mr. Craig

Pursuant to an employment agreement with the Corporation (the "Employment Agreement"), during the period Mr. Craig serves as Chairman (commencing January 7, 1997 and ending at the Annual Meeting), he receives an annual base salary of $1.0 million and, for calendar year 1997, a bonus of $3,500,000. For the portion of 1998 during which Mr. Craig serves as Chairman, he will receive a bonus of approximately $614,000. If the Chief Executive Officer's 1998 bonus exceeds $2.0 million, Mr Craig will receive an additional payment equal to the amount of such excess, prorated for the period in 1998 Mr. Craig serves as Chairman. Upon Mr. Craig's retirement, he will receive an annual pension of $1.5 million for his life (offset by any defined benefit pension benefits received from any other sources) and, upon his death, his current spouse will receive an annual survivor benefit of $1.0 million for her life. Mr. Craig may receive, at his election, the actuarial equivalent of these pension benefits in a lump sum based upon various actuarial assumptions. Mr. Craig also has the right to payment for any tax imposed with respect to compensation under the Employment Agreement pursuant to Section 4999 of the Code (or any similar tax).



Retirement Agreement with Mr. Figge

Fredric J. Figge, II, formerly the Chairman of Corporate Risk Policy and a prior named executive officer, retired from the Corporation on December 31, 1997. In connection with his retirement, the Corporation and Mr. Figge entered into an agreement dated June 27, 1997 (the "Retirement Agreement"). Under the Retirement Agreement, (i) Mr. Figge's supplemental retirement benefit set forth in his July 27, 1987 agreement with the Corporation is specified to equal an annual pension of $830,000 for his life beginning in January 1998 (offset by his retirement benefits from the NationsBank Pension Plan, the NationsBank Supplemental Retirement Plan, a prior employer's defined benefit pension plan and Social Security) with a 50% survivor benefit for his wife, and (ii) his outstanding stock options fully vest under the Stock Plan. Mr. Figge was required to enter into a noncompetition agreement with the Corporation as a condition to the Retirement Agreement.

TOTAL CUMULATIVE SHAREHOLDER RETURN FOR FIVE-YEAR AND
TEN-YEAR PERIODS ENDING DECEMBER 31, 1997

The following graphs compare the yearly percentage change in the Corporation's cumulative total shareholders' return on the Common Stock with (i) Standard & Poor's 500 Index, and (ii) Standard & Poor's Major Regional Banks Index for the years ended 1993 to 1997, inclusive, and for the years ended 1988 to 1997, inclusive.


(Performance graph appears here. The plot points are listed in the table below.)




                          1992          1993      1994      1995      1996      1997
NationsBank                100          98.54     94.43    150.84    217.77    277.12
S&P 500                    100         110.06    111.52    153.39    188.59    251.49
S&P Major Regional Banks   100         106.00    100.32    157.93    215.79    324.48


(Performance graph appears here. The plot points are listed in the table below.)


                          1987    1988     1989     1990     1991     1992    1993    1994    1995    1996    1997
NationsBank                100   164.16   285.58   148.53   275.12   359.44   354.20 339.44  542.17  782.77  996.07
S&P 500                    100   116.56   153.41   148.66   193.86   208.61   229.60 232.64  319.99  393.43  524.64
S&P Major Regional Banks   100   126.28   154.35   110.18   197.10   250.89   265.94 251.70  396.24  541.40  814.11


The graphs assume an initial investment of $100 at the end of 1992 and 1987, respectively, and the reinvestment of all dividends during the periods indicated.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The compensation committee of the Board provides overall guidance to the Corporation's executive compensation programs, and the stock option committee of the Board (which has the same members as the compensation committee) provides overall guidance to the Corporation's stock incentive plans other than the 1992 and 1996 Associates Stock Option Award Plans. During 1997, Ronald W. Allen, Charles W. Coker, W. Frank Dowd, Jr., John C. Slane, John W. Snow and Albert E. Suter served as members of the compensation and stock option committees. Mr. Suter was first appointed to these committees on January 7, 1997. During 1997, Mr. Dowd and Mr. Allen ceased as members of these committees because they retired from the Board (effective April 23, 1997 in the case of Mr. Dowd and September 24, 1997 in the case of Mr. Allen). This report is submitted by all of the members of the compensation and stock option committees who served during 1997 as to actions taken while serving on these committees.

The compensation committee makes recommendations jointly with the executive committee to the Board regarding the compensation of the Chief Executive Officer and any other executive officer who also serves as a director. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the compensation and executive committees about his compensation. The Board (other than any directors who are executive officers) must approve all compensation actions regarding the Chief Executive Officer and any other executive officer who also serves as a director. During 1997, the Board approved all such actions which were recommended by the compensation and executive committees related to the compensation of the Chief Executive Officer and any other executive officer who also serves as a director.


General Executive Compensation Policies

The Corporation's executive compensation policies have two primary goals: (1) to attract and retain the highest quality executive officers and (2) to reward those officers for superior corporate performance measured by the Corporation's financial results and strategic achievements.

The Corporation pays its executive officers three principal types of compensation: base salary, annual incentive compensation and long-term incentive compensation, each of which is more fully described below. Executive officers also participate in the Corporation's various qualified and certain non-qualified employee benefit plans designed to provide retirement income.

1. Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer's scope of responsibility and accountability within the Corporation. To determine the necessary amounts of base salary to attract and retain top quality management, the compensation committee extensively reviews comparable salary and other compensation arrangements in effect at comparable competitor financial institutions. Such comparable competitor financial institutions include substantially all of the banks listed in the Standard & Poor's Major Regional Banks Index used in the graphs on page 15. In addition, the committee compares the group with the base salary data of the 25 largest United States bank holding companies. Base salaries paid during 1997 to the executive officers generally are in the high end of the competitive range.

The Corporation's policy is to place less emphasis on base salary and greater emphasis on variable, performance-related annual and long-term incentive compensation. The goal of this policy is to further align the interests of management with the interests of shareholders.

2. Annual incentive compensation. The Corporation provides performance-related annual incentive compensation to its executive officers under the shareholder-approved Executive Incentive Compensation Plan ("EIC Plan"). (Mr. Craig, however, does not participate in the EIC Plan, but instead is paid a bonus pursuant to the Employment Agreement described on page 14.) Amounts awarded under the EIC Plan are intended to constitute "performance-based compensation" under Internal Revenue Code Section 162(m). (Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes "performance-based compensation" from this limit.)

The EIC Plan was amended and restated during 1997 to change its incentive compensation formula. Under the new formula, which was approved by the Corporation's shareholders at the 1997 annual meeting of the shareholders, participating executive officers are eligible to receive maximum deductible incentive compensation for a year up to 0.20% of the Corporation's net income for that year. The compensation committee determines the actual amount of the incentive compensation (up to the maximum) based on the compensation committee's overall analysis of the executive officer's individual performance for the year and competitive market practices at the same companies considered in establishing base salaries as described above. In reviewing overall individual performance, the compensation committee considers such factors as the financial performance of any business units over which the individual has responsibility and the individual's contributions during the year towards the Corporation's strategic goals. These factors are not considered with any specific weighting.

3. Long-term incentive compensation. The compensation and stock option committees believe that stock ownership is the best way to align the interests of the executive officers with those of the Corporation's shareholders. Accordingly, under the Stock Plan, the stock option committee may award to executive officers and other key employees of the Corporation stock options, stock appreciation rights, restricted stock and performance shares.

The stock option committee in its discretion determines on an annual basis which executive officers will receive awards under the Stock Plan, what types and how large the awards will be and any conditions or restrictions on the awards. The stock option committee makes such determinations by reviewing the same factors used by the compensation committee in determining the amount of an executive officer's annual incentive compensation as described above. In particular, the stock option committee conducts an overall analysis of the executive officer's individual performance for the year and competitive market practices at the same companies considered in establishing base salaries as described above. In reviewing overall individual performance, the stock option committee considers such factors as the financial performance of any business units over which the individual has responsibility and the individual's contributions during the year towards the Corporation's strategic goals. These factors are not considered with any specific weighting.

The stock option committee intends that awards made under the Stock Plan include vesting conditions that encourage an executive officer to remain with the Corporation over a period of years. For example, the standard arrangement for stock option awards is for one-third of the option to vest on the first anniversary of the award and another one-third to vest in each of the next two years.


1997 Compensation for Mr. McColl

The general policies described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation and executive committees and approved by the Board (other than any directors who are executive officers) with respect to the 1997 compensation for Mr. McColl as the Corporation's Chief Executive Officer.

Based on the compensation committee's review of practices at comparable competitor financial institutions, Mr. McColl's annualized rate of base salary was increased from $900,000 to $1.0 million effective January 1, 1997. This was the first increase in Mr. McColl's rate of base salary since July 1, 1993.

In determining Mr. McColl's bonus for 1997 under the EIC Plan, the compensation committee reviewed practices at comparable competitor financial institutions, the Corporation's strong financial performance during 1997 and the significant steps taken by the Corporation during 1997 towards its long-term strategic goals. In particular, the compensation committee noted that during 1997 net income of the Corporation increased by 30% to $3.08 billion, earnings per share increased from $4.00 per share for 1996 to $4.27 per share for 1997, and return on average tangible common shareholders' equity rose from 22.1 percent for 1996 to 30.6 percent for 1997. Also considered were the major strategic events completed during 1997 under Mr. McColl's leadership, especially the acquisitions of Barnett Banks, Inc. and Montgomery Securities and the successful assimilation of Boatmen's Bancshares, Inc.

Under the Stock Plan, in 1997 the stock option committee awarded Mr. McColl a nonqualified stock option covering 150,000 shares of Common Stock. In making this award, the stock option committee considered the same factors as described above in determining Mr. McColl's 1997 bonus. In addition, the stock option committee noted that Mr. McColl had not received an award under the Stock Plan since 1994 and that the stock option award served to continue the emphasis in Mr. McColl's compensation package on long-term corporate performance. Any compensation ultimately realized by Mr. McColl upon exercise of the option should qualify as "performance-based compensation" under Section 162(m) and therefore be fully deductible to the Corporation.

Less than 5% of Mr. McColl's total taxable compensation for 1997 was not deductible for 1997 as a result of the $1.0 million deduction limit under
Section 162(m). As a result of the merger-related commitments of the Corporation under the Employment Agreement with Mr. Craig (described on page
14), amounts paid to Mr. Craig for 1997 under the Employment Agreement (including his bonus disclosed in the Summary Compensation Table) exceeded the $1.0 million threshold established by Section 162(m). Compensation decisions for Mr. McColl, Mr. Craig and the other executive officers were made with full consideration of the Section 162(m) implications, including the net cost to the Corporation as a result of paying any nondeductible amounts.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD:

Ronald W. Allen     John C. Slane

Charles W. Coker     John W. Snow

W. Frank Dowd, Jr.    Albert E. Suter


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Allen, Coker, Dowd, Slane, Snow and Suter, none of whom is or has been an officer or employee of the Corporation, served as members of the Corporation's compensation committee during 1997. Mr. McColl serves as a director of Sonoco Products Company, a corporation of which Mr. Coker, chairman of the compensation committee, is Chairman and Chief Executive Officer. Mr. McColl also serves as a director of CSX Corporation, a corporation of which Mr. Snow is Chairman, President and Chief Executive Officer.


CERTAIN TRANSACTIONS

A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation's various banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

NationsBank, N.A. leases space for three Virginia banking centers from a subsidiary of Dominion Resources, Inc. ("Dominion"), and Dominion leases space from NationsBank, N.A. in Norfolk. Mr. Thomas E. Capps, a director of the Corporation, is Chairman, President and Chief Executive Officer of Dominion Resources, Inc. In 1997, NationsBank, N.A. paid Dominion aggregate rental of approximately $151,000, and Dominion paid NationsBank, N.A. rental of approximately $306,000.

The Corporation leases space for its Atlanta headquarters from a joint venture partnership between an indirect subsidiary of the Corporation and Cousins Properties Incorporated ("CPI"), which is the managing partner of the partnership, and the partnership pays CPI a management fee for this building. Mr. Thomas G. Cousins, a director of the Corporation, is Chairman and Chief Executive Officer of CPI. The 1997 rental paid for this space was approximately $16,475,000, and the management fee was approximately $391,000. In addition, the Corporation leases space for two banking centers and an operational center from CPI. The aggregate 1997 rental paid for these properties was approximately $8,066,000.

NationsBank, N.A. leases space for six in-store branches and twenty-eight ATM machines at thirty-four locations of Harris Teeter Super Markets, which are owned by a subsidiary of Ruddick Corporation. Mr. Alan T. Dickson, a director of the Corporation, is Chairman of Ruddick Corporation. In 1997, aggregate rental paid for this space was approximately $140,000.

In 1997, a subsidiary of the Corporation paid The Cessna Aircraft Company ("Cessna") approximately $5,490,000 for an airplane for which a $425,000 deposit had been paid in 1996. Mr. Russell W. Meyer, Jr., a director of the Corporation, is Chairman and Chief Executive Officer of Cessna. In addition, the Corporation from time to time purchases airplane parts and maintenance services from Cessna, which, in 1997, amounted to approximately $279,000. The Corporation has a long-standing relationship with Cessna which predates the nomination of Mr. Meyer to the Board.

Subsidiaries of the Corporation lease space for eleven banking centers in Florida, North Carolina, South Carolina, Tennessee and Virginia from subsidiaries of Highwoods Properties, Inc. ("Highwoods"). Mr. O. Temple Sloan, Jr., a director of the Corporation, is Chairman of the Board of Highwoods. In 1997, the Corporation's subsidiaries paid Highwoods aggregate rental of approximately $1,671,000 for these eleven centers.

NationsBank, N.A. leases space for banking-related activities in Atlanta from Williams Investment Realty, a company in which Mr. Virgil R. Williams, a director of the Corporation, is a partner. In 1997, rental paid was approximately $872,000.


RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board, upon the recommendation of the audit committee, has approved the selection of the firm of Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the shareholders vote in favor of ratifying and approving the selection of Price Waterhouse LLP for the purposes set forth above. The Corporation has been advised by Price Waterhouse LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Corporation and its subsidiaries during 1997.

Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Should the shareholders vote negatively, the Board will consider a change in auditors for the next year.

The Board recommends a vote "FOR" ratifying the selection of Price Waterhouse LLP as independent public accountants to audit the books of the Corporation and its subsidiaries for the current year.


SHAREHOLDER PROPOSALS


     Annual Meeting Date

The Corporation has received a proposal from Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037. Mrs. Davis beneficially owns 466 shares of Common Stock, and she has given notice that she will present the following resolution at the Annual Meeting:

RESOLVED: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the first Friday in May.


Shareholder's Supporting Statement

REASONS: Recently the Annual Meetings were held on a date where other major corporations met. In fact, the current date is one of the busiest of the year, and maximum attendance by outside independent shareholders is desirable.

Last year the owners of 27,454,306 shares, representing approximately 5% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this proposal.


Management's Statement

This proposal was submitted at the 1997 Annual Meeting and was overwhelmingly rejected by the shareholders. Approximately 95% of the votes cast voted against this proposal. The Board has again considered this proposal and continues to believe that its adoption would not be in the best interests of the Corporation.

The Corporation's Bylaws provide that the annual meeting of shareholders will be held at a date and time during the month of April as determined by the Board. The Board believes that it should retain the flexibility provided by the Bylaws to determine the date of the annual meetings so that it may consider all relevant factors. In general, the Board considers the ability to allow sufficient time for the preparation of the Proxy Statement and the Annual Report on Form 10-K, the ability to hold the annual meeting as soon after the end of the fiscal year as is practicable, and the ability to coordinate the annual meeting with a regularly scheduled Board meeting.

The Corporation encourages all shareholders to attend the annual meetings in person. Due to the large number of shareholders, however, it is inevitable that any date selected will be convenient for some shareholders and pose a conflict for others. The Board believes that the flexibility provided by the Bylaws serves the best interests of the Corporation and its shareholders, and that the Corporation should not be limited to the annual meeting date specified in the proposal.

The Board recommends a vote "AGAINST" this shareholder proposal.


     Restriction on Salary Increases and Option Grants After Reduction in
Dividend

The Corporation has received a proposal from Edward S. George, Ed.D, 89 Corning Hill, Glenmont, New York 12077. Mr. George beneficially owns 2,000 shares of Common Stock, and he has given notice that he will present the following resolution at the Annual Meeting:

WHEREAS, my proposal received more than 12% of the votes cast in 1997, I would like to resubmit the proposal for the 1998 proxy vote; and

WHEREAS, the dividend is the first casualty in any economic downturn and the stockholder is the first casualty and the last to benefit from an upturn; be it:

RESOLVED: That when a dividend is cut, it is recommended that no salaries will be increased or any stock options allowed to executives or directors until the dividend is restored to its original amount before the cut.


Shareholder's Supporting Statement

REASONS: The bullet must be large enough to enable the executives and directors as well as the stockholders to get their teeth on it. The administration will maintain that the increases in salary and stock options are necessary to attract and hold good people. This cliche belongs with the one "The check is in the mail", the New York State Legislature and certain elected officials to justify an increase in their salaries, and "I'm from the government and I'm here to help."

If you AGREE, please mark your proxy FOR this resolution.


Management's Statement

This proposal was submitted at the 1997 Annual Meeting and was soundly defeated. Approximately 88% of the votes cast voted against this proposal. The Board has again considered this proposal and continues to believe that adoption of this proposal would be inappropriate, unnecessary and not in the best interests of the shareholders.

Historically, the Corporation has consistently paid and regularly increased its dividends. In the last ten years, for example, the annual per share dividend has been increased in each year and has grown from 43 cents per share in 1987 to $1.37 per share in 1997. In addition, compensation of the Corporation's executives has reflected the performance of the Corporation. In fact, there have been occasions when their compensation was impacted negatively because the Corporation's earnings did not meet expectations of senior management even though the earnings were more than adequate to continue the dividend payment without reduction.

The Board presently does not anticipate the occurrence of circumstances which would lead to the consideration of a reduction in dividends. Should such circumstances occur, however, the complexity of today's economy and the competitive environment in which the financial services industry operates make it essential that the Board retain its discretion -- free of restrictions -- to consider all matters, including executive compensation, which could lead to a resolution of the problems.

The Board recommends a vote "AGAINST" this shareholder proposal.


     Compensation Committee

The Corporation has received the following proposal from the Teamsters Affiliates Pension Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001. The Teamsters Affiliates Pension Fund has represented that it owns 37,700 shares of Common Stock.

RESOLVED: The shareholders urge that the board of directors adopt a policy that no board members shall serve on the Compensation Committee if he or she is not an independent director. For these purposes, the board should adopt the following definition of independence to mean a director who:

o is not employed by the Company or an affiliate in an executive capacity;

o is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

o is not employed by a significant customer or supplier to the Company;

o has no personal services contract with the Company or one of its affiliates;

o is not part of an interlocking directorate in which the CEO or any other executive officer of the Company serves on the board of another corporation that employs the director;

o and does not have any personal, financial and/or professional relationships with the CEO or other executive officer that would interfere with the exercise of independent judgment by such director.


Shareholder's Supporting Statement

REASONS: The purpose of this proposal is to incorporate within the Compensation Committee a standard of independence that will permit objective decision making on compensation issues at NationsBank.

When Business Week did an analysis of various boards of directors, NationsBank received one of the worst scores. The magazine noted that "Funds cheer performance, but board flunks tests of independence and accountability." According to NationsBank's proxy, "A number of the Corporation's directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation's various banking subsidiaries." (Business Week November 25, 1996) These relationships include:

o NationsBank leases space for its Atlanta headquarters from CSC Associates, L.P., which is a joint venture partnership between C&S Premises, Inc., an indirect subsidiary of the Corporation and Cousins Properties Incorporated
   (CPI) which is the managing partner of the joint venture. Board member Thomas Cousins is Chairman and Chief Executive Officer at CPI. The 1996 rental paid for the space was approximately $15,000,000. The partnership paid CPI approximately $900,000 in 1996 to manage, develop and lease this building.

o In 1995, NationsBank Services, Inc., a subsidiary of the Corporation, entered into an agreement to purchase an airplane from The Cessna Aircraft Company, a company in which board member Russell W. Meyer, Jr. is Chairman and Chief Executive Officer. The purchase price of the plane was $5,900,000.

o NationsBank, N.A. (South) leases space for banking-related activities in Atlanta, Georgia from Williams Investment Realty, a company in which Board member Virgil R. Williams is a partner. In 1996, rental paid to Williams Investment Realty was approximately $813,000.

o NationsBank leases four banking centers in Virginia from Goodman Hogan Hoffler, a majority owned indirect subsidiary of Dominion Resources, Inc., of which Board member Thomas E. Capps is Chairman. In 1996 rental, appraisal and commission fees totaled an estimated $277,600.

This proposal would prevent any of these men from serving on the compensation committee, and assure shareholders of board independence.

For all of these reasons we urge you to vote FOR this proposal.


Management's Statement

The Board and management agree that decisions concerning compensation issues should be made by a committee of independent directors. To accomplish this goal, however, the Board already ensures that each member of the compensation committee has the ability to exercise independent judgment. This policy is similar to the definition of "independence" adopted by the New York Stock Exchange, Inc. ("NYSE") with respect to members of audit committees. This definition would preclude a director who has "any relationship that, in the opinion of [the] Board of Directors, would interfere with the exercise of independent judgment." The primary difference between the proponent's definition and the NYSE standard is that the NYSE standard does not disqualify a director from independent status solely due to customary commercial transactions undertaken at arm's-length in the ordinary course of business.

The Corporation is a global organization that has arm's-length business dealings with over one million companies in the ordinary course of its business. Due to the size and scope of the Corporation, the Board and management believe that the standard suggested by the proposal is overly restrictive and unworkable. Because the Corporation is in the business of banking, many of the Corporation's directors and executive officers have banking relationships with the Corporation (as the proponent noted). The proponent failed to note, however, that all such relationships are in the ordinary course of business and on an arm's-length basis. If the Corporation were to adopt the proposal, it could be precluded from appointing to the compensation committee directors that do business with the Corporation in the ordinary course of business. This could deprive the compensation committee of expert independent judgment for purely arbitrary reasons.

The current members of the compensation committee are Messrs. Coker, Slane, Suter and John A. Williams, none of whom is an officer of or otherwise affiliated with the Corporation or, in the Board's opinion, involved in any transaction that would compromise his ability to exercise independent judgment with respect to the Corporation's compensation policies. Further, none of such individuals is or has been since his appointment to the compensation committee involved in any transaction that would require disclosure under the SEC's rules on related party transactions. Accordingly, the Board believes that it has already established, as the proponent requests, "a standard of independence that will permit objective decision making on compensation issues." The Board further believes that it should maintain the flexibility to apply this standard to qualified directors without imposing arbitrary restrictions. In this manner, the Corporation will obtain the most qualified individuals to make compensation decisions and, therefore, better serve the interests of the Corporation and its shareholders.

The Board recommends a vote "AGAINST" this shareholder proposal.


PROPOSALS FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals for consideration at next year's annual meeting of shareholders are advised that any such proposal must be received by the Secretary of the Corporation no later than the close of business on November 23, 1998 if such proposal is to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.


OTHER MATTERS

The Board is not aware of any other matters which may be presented for action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that shares of Common Stock, Series B Stock and ESOP Preferred Stock represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

You are cordially invited to attend the Annual Meeting. However, whether you plan to attend or not, you are respectfully urged to sign and return the enclosed proxy, which may be revoked if you are present at the Annual Meeting and so request.





                                        /s/ Hugh L. McColl, Jr.
                                        HUGH L. MCCOLL, JR.
                                        Chief Executive Officer
March 20, 1998

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                  NationsBank

April 8, 1998


Dear Shareholder:


On March 20, 1998, we mailed to you a notice of the Annual Meeting of Shareholders which will be held on Wednesday, April 22, 1998, a proxy card and a proxy statement discussing the proposals which will be presented for shareholders' consideration.

Since we have not yet received your proxy, we are enclosing a duplicate of the proxy card, the proxy statement and a return envelope. If you have not mailed your proxy, please sign it and return to us promptly so that your shares will be represented at the meeting. If your proxy card has been mailed, please disregard this second mailing.

You are cordially invited to attend the meeting. Should you attend, the fact that you have sent in your proxy will not affect your right to vote in person, if you wish to do so.

Thank you for your cooperation.


Sincerely yours,


/s/ J. W. Kiser


J.W. KISER
Executive Vice President,
Secretary and Corporate Counsel

enclosures

********************************************************************************
                                    APPENDIX

PROXY

                            NationsBank Corporation
           This Proxy is Solicited on Behalf of the Board of Directors


                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 22, 1998

     The undersigned shareholder of NationsBank Corporation hereby appoints Clente Flemming, Cheryl F. Keller and Joel A. Smith, III or any of them acting by majority or acting singly in the absence of the others, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all of the shares of NationsBank Corporation's Common Stock and 7% Cumulative Redeemable Preferred Stock, Series B, of which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina, on Wednesday, April 22, 1998, at 11:00 A.M. (local time) or any adjournment(s) thereof:

                   THIS PROXY IS CONTINUED ON THE REVERSE SIDE

                PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR ALL" nominees in item
1, "FOR" item 2 and "AGAINST" items 3, 4 and 5.

Please mark your votes as indicated in this example  [X]

The Board of Directors Recommends a vote "FOR ALL" Nominees in Item 1 and "FOR"        FOR ALL           WITHHELD
Item 2.                                                                               (EXCEPT AS           FOR
1. Election of the following nominees as Directors: R. Anderson, R.                    MARKED)             ALL
Bornstein, B. Bridgewater Jr., T. Capps, A. Carpenter, C. Coker, T. Cousins, A.
Craig III, A. Dickson, P. Fulton, J. Hance Jr., C. Holman, W. Johnson, K. Lewis,
H. McColl Jr., R. Meyer Jr., R. Priory, C. Rice, J. Slane, O. Sloan Jr., M.                [  ]              [  ]
Spangler, A. Suter, R. Townsend, J. Ward, J. Williams, V. Williams
To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.


--------------------------------------------------------------------------------
      The Board of Directors Recommends a Vote "AGAINST" Items 3, 4 and 5.

2. Ratification of Independent Public Accountants
     FOR            AGAINST        ABSTAIN
     [ ]               [ ]           [ ]

3. Shareholder Proposal Requesting a Change in the Date of the Annual Meeting
     FOR            AGAINST        ABSTAIN
     [ ]               [ ]           [ ]

4. Shareholder Proposal Requesting No Executive Salary Increases and No Executive Officer or Director Stock Option Grants if Dividends are Reduced
     FOR            AGAINST        ABSTAIN
     [ ]               [ ]           [ ]


5. Shareholder Proposal Requesting Adoption of a Specific Definition of Independence for Members of the Compensation Committee
     FOR            AGAINST        ABSTAIN
     [ ]               [ ]           [ ]


The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof.

I PLAN TO ATTEND THE ANNUAL MEETING
     YES       NO
     [ ]       [ ]

Please mark, date and sign as your name appears below and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.



Signature                               Signature                Date
          -----------------------------           ---------------     ---------

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                              FOLD AND DETACH HERE












     Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please complete, sign and return the attached proxy card promptly in the accompanying envelope. The envelope requires no postage if mailed in the United States.